UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 20, 2019

Rambus Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1050 Enterprise Way, Suite 700 Sunnyvale, California		94089
(Address of principal executive offices)		(Zip Code)

(408) 462-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	RMBS	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 20, 2019, Rambus Inc. (“Rambus”) and Visa International Service Association (the “Purchaser”), entered into a share purchase agreement (the “Purchase Agreement”) pursuant to which the Purchaser has agreed to acquire all of the outstanding shares of our subsidiary, Smart Card Software Limited, which comprises our payments and ticketing group, for $75 million in cash, subject to certain adjustments (the “Transaction”).

The Purchase Agreement includes certain customary warranties and covenants on the part of Rambus and the Purchaser. The Purchase Agreement also includes various other provisions customary for transactions of this nature, including regulatory approvals and other customary closing conditions, a post-closing working capital adjustment, and various remedy provisions for the benefit of the Purchaser subject to various limitations on liability for Rambus. The transaction is expected to close in the third quarter of 2019. As part of the Transaction, Rambus and the Purchaser will enter into a post-closing transition services agreement whereby Rambus will provide certain services to the Purchaser at designated fees following the closing of the Transaction. The foregoing is a summary of the material provisions of the Purchase Agreement. This summary is not intended to be complete and is qualified in its entirety by the Purchase Agreement, which Rambus intends to file with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2019	Rambus Inc.

/s/ Jae Kim
Jae Kim Senior Vice President and General Counsel